[Logo of CBRL Group, Inc.]                              Post Office Box 787
                                                        Lebanon, Tennessee
                                                                37088-0787
                                                        Phone 615.443.9869

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CBRL GROUP, INC.
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                                              Contact:  Lawrence E. White
                                                        Senior Vice President/
                                                        Finance and Chief
                                                        Financial Officer
                                                        (615) 443-9869


                    CBRL GROUP, INC. REPORTS SEPTEMBER SALES

LEBANON, Tenn. (September 27, 2005) -- CBRL Group, Inc. (the "Company") (NASDAQ:
CBRL) today reported comparable store sales for the four-week period ending September 23, 2005.

         The Company reported that comparable store restaurant sales for the four weeks ending Friday, September 23, 2005 in its Cracker Barrel Old Country Store(R) ("Cracker Barrel") units were down 2.4% from the comparable period last year, with an approximately 4.3% higher average check, including approximately 4.1% higher menu pricing. Cracker Barrel comparable store retail sales in September were down 10.7%. Comparable restaurant sales in the Company's Logan's Roadhouse(R) ("Logan's") restaurants in September were down 1.5%, with an approximately 2.3% higher average check, including approximately 2.5% higher menu pricing. The Company believes that gasoline prices, energy cost outlook and the effects of the two recent hurricanes have had a negative and disruptive effect on consumer sentiment, and it observed that sales trends in September were below its previous expectations.

         In September, the Company's operations were unfavorably affected by Hurricanes Katrina and Rita. During September, the Company lost approximately 131 store operating days due to closings for damages and power outages. In addition, the Company has lost approximately 36 store operating days to date in fiscal October due to closings related to Hurricane Rita, and five stores remain closed as of today (three Cracker Barrel and two Logan's locations), including one Cracker Barrel store that is still closed as a result of Hurricane Katrina. The Company estimates that comparable store sales were reduced slightly in September at both Cracker Barrel and Logan's as a result of the net effect of lost sales from closings and shorter hours and the estimated partial offset from gains at locations that apparently benefited from evacuation activity. Store operating days that were lost by Logan's occurred primarily at locations that are not yet included in the comparable store base. Including the favorable effect of comparisons to comparable store restaurant sales that were reduced during September last year by approximately 0.5% at both Cracker Barrel and Logan's, as previously disclosed, the Company estimated the combined net effect from hurricanes in both years had a slightly positive impact on comparable restaurant sales. The estimated combined net effect in both years was more positive on comparable retail sales at Cracker Barrel since the hurricanes last year disrupted or postponed porch sale events in certain of the Company's regions last year. The Company noted that retail sales trends were substantially affected by lower sales than prior year for certain seasonal product lines, which may reflect delayed consumer purchases of seasonal items.

         Headquartered in Lebanon, Tennessee, CBRL Group, Inc. operates 535 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 128 company-operated and 23 franchised Logan's Roadhouse restaurants in 19 states.

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